Exhibit 10.2

OPTION AGREEMENT

This Option Agreement (the “Agreement”) is made and entered into by and between ILLINOIS RIVER ENERGY, LLC a Delaware limited liability company, (hereinafter referred to as “Purchaser” or “IRE”) and JAMES D. CARMICHAEL (hereinafter referred to as “Seller”).

W I T N E S S E T H:

WHEREAS, Seller is the owner in fee simple of, or is the holder of options to purchase providing for the purchase of a certain parcel of real property in Ogle County (“Seller’s Purchase Options”), Illinois consisting of 90.288 acres said real property being more particularly described on Exhibit A, which is attached hereto, and by this reference, incorporated herein, together with all improvements and appurtenances thereon or appertaining thereto (hereinafter referred to as the “Property” or the “Subject Property”); and

WHEREAS, Purchaser desires to obtain and Seller desires to grant to Purchaser, an option to purchase the Property upon the terms and conditions hereinafter set forth;

NOW, THEREFOR, in consideration of the foregoing and the mutual covenants, promises and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.     GRANT OF OPTION.

(a)                                  Upon the terms, conditions and provisions herein contained, Seller hereby grants to Purchaser an option (the “Option”), as set forth herein, to purchase the Property from Seller.

(b)                                 The option period (“Option Period”) shall commence on August 15, 2003 (“Effective Date”) and end three hundred sixty five (365) days thereafter on August 14, 2004 at 11:59 p.m. Central Standard Time. The consideration for the Option Period shall be Twenty One Thousand Dollars ($21,000.00).  Purchaser shall receive an offset against the consideration due for the Option Period which offset shall be equal to the amount previously deposited by Purchaser under the Seller’s Purchase Options which previously deposited amount is Twenty One Thousand Dollars ($21,000.00).

II.   PURCHASE PRICE.

In the event the Option is exercised, the Purchase Price (as hereinafter defined) for the Property is Two Million Seventy Eight Thousand Six Hundred and Fifty and No/100 Dollars ($2,078, 650.00), together with interest on all amounts paid by Seller under Seller’s Purchase Option from the date paid at the rate of five percent per annum (5%) to the date of Closing (“Purchase Price”).

III.   EXERCISE OF OPTION.

Purchaser may exercise its Option to purchase the Property at any time on or before the expiration of the Option Period, as the same may be extended pursuant to Section I (c), above, by delivery of written notice thereof (“Option Notice”) to Seller.

If Purchaser elects to exercise the Option, the Closing, subject to the terms of Section VI A and B below and delivery of possession to Purchaser of the Property, shall occur on the day and time designated by Purchaser in the Option Notice, provided, however that day must be a business day and must be not less than thirty (30) days after the date of the Option Notice and no later than sixty (60) days after the date of the Option Notice. If Purchaser does not elect to exercise the Option prior to the end of the Option Period the Option shall terminate automatically at the end of the Option Period, and except as otherwise provided herein, this Agreement and all further rights and obligations of the parties hereunder shall be terminated.

IV.   PAYMENT OF PURCHASE PRICE.

In the event Purchaser elects to exercise the Option, the Purchase Price shall be payable to Seller at the time and in the manner hereinafter set forth:

(a)                                  The Purchase Price, as adjusted pursuant to the terms of this Agreement, shall be paid to Seller at Closing by cash, wire transfer or cashier’s check.

(b)                                 Purchaser shall be responsible for all the general real estate taxes, without any proration, even if the same are not then due.

(c)                                  The Closing shall take place on the Closing Date through First Northwestern Title Company of Oregon, Illinois (the “Title Company”) in Oregon, Illinois. Purchaser shall pay all costs of obtaining the Title Insurance Policy (as hereinafter defined), the Survey, if any and the reports set forth in Section VI below if any. Purchaser shall pay any closing fee charged by the Title Company.  Purchaser shall pay any state and county transfer taxes (unless the transaction is exempt from such taxes at the time of Closing). At Closing, Purchaser shall pay such other costs and expenses, not otherwise provided for herein, which are normally charged to Purchasers of real property in the local area.  At Closing, Seller shall pay costs incurred with respect to the release of any mortgages or liens on the Property occurring by or through Seller.

V.   CLOSING AND CONVEYANCE OF TITLE.

(a) Subject to the terms of Section III above, and Sections VI A and VI B below, the closing of the purchase of the Property shall be held on the date set forth in the Option Notice (“Closing” or “Closing Date”).

(b) Seller shall deliver to Purchaser, on or before the Closing Date, the following closing documents:

(i)                                     a recordable warranty deed conveying to Purchaser or to Purchaser’s designee marketable fee simple title to the Property, subject only to the Permitted Exceptions described below in this Agreement;

(ii)                                  an Affidavit of Title covering the Property, in customary form;

(iii)                               an ALTA statement to the Title Company;

(iv)                              State and County real estate transfer tax declaration prepared and executed by Seller;

(v)                                 an affidavit from Seller stating (a) its taxpayer identification number, and  (b) that it is not a “foreign person” within the meaning of Section 1445 et seq. of the Internal Revenue Code of 1986 as amended;

(vi)                              such documents (in recordable form) as are necessary to comply with the disclosure requirements of the Illinois Responsible Property Transfer Act; if any;

(vii)                           such title exceptions that are set forth in Seller’s Option Agreements including such title exceptions as are contained in any deed, or deeds  received by Seller under the Seller’s Option Agreements.

VI.    INSPECTION DOCUMENTS.

A.    Title Insurance Commitment

Seller shall obtain, and deliver to Purchaser, at Purchaser’s sole cost and expense, within twenty (20) days from the Execution Date a current standard commitment for an owner’s policy of title insurance (the “Commitment”), issued by the Title Company as agent for Chicago Title Insurance Company, under which Chicago Title Insurance Company shall agree to insure in the name of Purchaser fee simple title to the Property upon delivery of Seller’s aforesaid deed to Purchaser.  The Commitment shall initially be in the minimum amount required by the Title Company for issuance without regard to the Purchase Price. The Property shall be subject only to current general real estate taxes not yet delinquent (and shall not otherwise be subject to any special taxes, assessments, levies, liens or charges made by any public agency or governmental body for any improvements installed on-site or off-site); the title exceptions set forth on Exhibit “B”, which is attached hereto, and by this reference, incorporated herein, title exceptions caused by Purchaser, title exceptions pertaining to liens or encumbrances of a definite or ascertainable amount, which may be removed by the payment of money at Closing, and which the Seller shall remove at that time by using the funds to be paid upon the delivery of the Deed (collectively, the “Permitted Exceptions”).

With delivery of the Commitment, Seller shall also deliver or cause to be delivered to Purchaser at Purchaser’s expense copies of any easements, covenants or agreements benefiting or affecting the Property, whether or not of record, of which Seller has knowledge or control.  At any time prior to the expiration of fifteen (15) days after receipt by Purchaser of the Commitment, Purchaser shall have the right to advise Seller of any defect or objection thereto.  Seller shall then have until fifteen (15) days from the date of Purchaser’s objection to correct or satisfy all defects or objections. If such defects and objections are not corrected or satisfied within said period, then Purchaser, at its option, may elect to terminate this Agreement without liability to Seller by written notice to Seller, in which case, Seller shall promptly return the Option Price to Purchaser or, at Purchaser’s option, Purchaser may elect to accept title subject to such objections or defects and, without Seller having liability to Purchaser by reason of Purchaser accepting title to such objections or defects, if the Option is exercised, proceed to Closing. At Closing, Purchaser may, at Seller’s expense, cause the amount of the Commitment to be increased to the amount of the Purchase Price.

B.    Survey.            [INTENTIONALLY DELETED]

C. Entry Rights. [INTENTIONALLY DELETED]

VII.   GOVERNMENTAL APPLICATIONS.

Seller acknowledges that Purchaser may, at its own expense, file applications with federal, state, and local governmental bodies for annexation, annexation agreements, zoning, planned development, special use, variation, subdivision, subdivision improvement agreements, and building and related permits and approvals (collectively, “Zoning”) for a commercial or industrial use of the Property.  Upon Purchaser’s request, Seller will promptly execute written authorizations and related ownership disclosures respecting such applications and attend (if necessary) all meetings required under the terms of the applicable zoning ordinances, codes and/or Illinois Compiled Statutes reasonably necessary to obtain the Zoning.  Without limiting the generality of the foregoing, Seller covenants and agrees to promptly execute and deliver any and all agreements and petitions that may be necessary or desirable in order to re-zone the Property and to annex the Property to the City of Rochelle (the “City”).  In addition, Seller covenants and agrees not to contest or oppose, Purchaser’s proposed use of the Property in any proceeding or public hearing before any federal, state or local governmental entity.   Notwithstanding anything contained in this Section of this Agreement to the contrary, Seller shall not be required to incur any personal liability by cooperating with Purchaser pursuant to the terms of this Section of this Agreement including, without limitation, the execution and delivery of any agreements, petitions or other documents.  Purchaser expressly agrees that no re-zoning annexation or other activities of Purchaser with respect to the Property shall be binding on the Property, or Seller, unless Purchaser shall first waive all unfulfilled contingencies or conditions of this Agreement and proceed to Closing.

VIII.  NOTICES

All notices and requests permitted or required to be given hereunder shall be in writing and shall be deemed effective (a) on the date delivered, if hand delivered, (b) on the date mailed by registered or certified U.S. Mail, return receipt requested, with adequate postage affixed, if mailed by registered or certified mail, or (c) on the date when sent, charges pre-paid, if delivered by reputable commercial overnight delivery service or U.S. Express Mail as evidenced by service receipt or by Express Mail postmark.  All notices shall be addressed to the addressee stated herein below or at such other address, as either party shall designate in writing in the manner hereinabove set forth.

Address of Seller:

James D. Carmichael

15114 E. Illinois Route 64

Rochelle, Illinois 61068

Telephone:  (815) 562-5991

Facsimile:  {Intentionally Deleted}

Address of Purchaser:

Illinois River Energy

1201 S. 7th Street, Suite 110

Rochelle, Illinois, 61068

Telephone: (815) 562-0650

Facsimile: (815) 562-0720

IX.    BINDING UPON SUCCESSORS AND ASSIGNS.

All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

X.   CONFIDENTIALITY

Unless Purchaser gives its prior written consent, Seller shall not make any public statements or comments regarding (i) the proposed purchase and sale contemplated by this Agreement, or (ii) the contemplated development of the Property by Purchaser or its assignee.  In addition to the foregoing, unless Purchaser gives its prior written consent Seller shall not disseminate any press releases or announcements, whether written or oral, to the media or the general public with respect to the subject transaction including, without limitation, the purchase price or any other business terms of this Agreement.  Nothing contained in this Section of this agreement shall be construed as restricting or prohibiting Seller from making any disclosures with respect to this transaction, including any of the terms of this Agreement, as Seller determines, in the exercise of Seller’s sole discretion, may be necessary or convenient, for the purpose of making or performing any of the Leases permitted under Section XVI (a) of this Agreement, or for the purpose of performing other provisions of this Agreement. Purchaser shall be entitled to recover compensatory damages from Seller for a violation of this Section of this Agreement. Purchaser shall also be entitled to any other equitable relief including specific performance and an injunction prohibiting any violation of this Section.  Any remedy shall not be deemed to be an exclusive remedy for Seller’s violation of this Section, but shall be in addition to all other remedies available at law or in equity to Purchaser.  Seller’s obligations under this Section shall survive the Closing of this Agreement.

XI.   EMINENT DOMAIN AND CASUALTY.

If, during the term of this Agreement, any portion of the Property shall be taken by eminent domain, or is the subject of eminent domain proceedings threatened or commenced, or suffers a casualty, Seller shall promptly notify Purchaser thereof, and immediately provide Purchaser with copies of any written communication from any condemning authority.  If any of said events occur with respect to a material portion of the Property which interferes substantially with Purchaser’s contemplated use, or damages a material portion of the improvements, then, in that event, Purchaser shall have the right to rescind this Agreement, in which event this Agreement shall become null and void and the Option Price shall be immediately returned to Purchaser (but not the interest earned on the Option Price). If any of said events occur and Purchaser still desires to close, then (a) if the transfer to the condemning authority takes place prior to Closing hereunder, the remainder of the Property shall be conveyed to Purchaser at Closing; (b) if the transfer to the condemning authority has not taken place prior to Closing, the entire Property shall be conveyed to Purchaser at Closing hereunder; (c) if Seller has received payment for such condemnation or taking prior to the Closing hereunder, or has received insurance proceeds prior to Closing the amount of such payment shall be a credit against the Purchase Price payable by Purchaser hereunder; or (d) if Seller has not received such payment at the time of Closing, Seller shall assign to Purchaser all claims and rights on account of such insurance or arising out of such taking.

XII.   MISCELLANEOUS AND STATE LAW.

Whenever it is provided in this Agreement that days shall be counted, the first day to be counted shall be the day following the date on which the event causing the period to commence occurs.  If the day for performance of any action hereunder falls on a Saturday, Sunday, or legal holiday, then the time for performance shall be deemed extended to the next succeeding business day.  This Agreement shall be construed under the laws of the State of Illinois.

XIII.   BROKER’S COMMISSION.

Seller and Purchaser warrant and represent to each other that neither of them have dealt with any real estate broker in connection with this Agreement.  Seller and Purchaser shall indemnify and hold each other harmless from and against any and all claims of all brokers, finders or brokerage commissions, or other like payment, arising out of, or in any way related to, the transactions contemplated by this Agreement and occasioned by the actions of such indemnifying party including, without limitation, attorneys’ fees incurred in connection with such claims.  This indemnification shall survive the closing or termination of the Agreement and is applicable whether or not a default of either Purchaser or Seller occurs

XIV.   DEFAULT.

A.   If Purchaser exercises the Option, all contingencies are satisfied and the sale and purchase of the Property as contemplated by this Agreement is not consummated because of Purchaser’s default, Seller shall provide Purchaser with written notice describing the alleged defaults and a demand to cure the same within twenty-one (21) days thereafter, and in the event Purchaser fails to cure within the aforesaid twenty-one (21) period, then Seller may, at Seller’s option, as Seller’s exclusive remedies, either: (a) terminate this Agreement by giving written notice of such termination to Purchaser, whereupon the Option Price and the interest earned thereon shall be retained by Seller and all rights, duties and obligations of all the parties hereunder shall expire and this Agreement shall in all respects become null and void, or (b) seek and obtain specific performance of this Agreement.  It is expressly intended by the provisions of the preceding sentence to exclude such other rights and remedies as may be provided for or allowed by law or in equity including, without limitation, any right to seek damages, compensatory or otherwise.  The terms and limitations of this Section of this Agreement shall not be construed to limit any of Seller’s remedies that are specifically set forth in other Sections of this Agreement.

B.  If Purchaser exercises the Option, all contingencies are satisfied and the sale and purchase of the Property as contemplated by this Agreement is not consummated because of Seller’s default, Purchaser shall provide Seller with written notice describing the alleged defaults and a demand to cure the same within twenty-one (21) days thereafter, and in the event Seller fails to cure within the aforesaid twenty-one (21) period, then Purchaser may, at Purchaser’s option, as Purchaser’s exclusive remedies, either: (a) terminate this Agreement by giving written notice of such termination to Seller, whereupon the Option Price, including the interest earned thereon, if any, shall be returned to Purchaser and all rights, duties and obligations of all the parties hereunder shall expire and this Agreement shall in all respects become null and void, or (b) seek and obtain specific performance of this Agreement.  It is expressly intended by the provisions of the preceding sentence to exclude such other rights and remedies as may be provided for or allowed by law or in equity including, without limitation, any right to seek damages, compensatory or otherwise. The terms and limitations of this Section of this Agreement shall not be construed to limit any of Purchaser’s remedies that are specifically set forth in other Sections of this Agreement.

XV.   MODIFICATIONS.

This Agreement may not be amended, modified or changed, nor shall any waiver of any provision hereof be effective, except by an instrument in writing and signed by the party against whom enforcement of any such waiver, amendment, modification, change or discharge is sought.

XVI.   OPERATION OF PROPERTY PRIOR TO CLOSING.

Except to the extent expressly provided by the terms of this Agreement, and except as expressly consented to by Purchaser in writing (which consent will not be unreasonably withheld), the Seller agrees that, prior to Closing:

(a)                                  Except as otherwise set forth in this Agreement, neither Seller nor its agents or representatives shall enter into any lease pertaining to any portion of the Property;

(b)                                 neither the Seller nor its agents or representatives shall enter into any contracts or other agreements, whether oral or written, pertaining to any portion of the Property nor shall Seller sell mortgage, encumber, pledge, release or otherwise alienate any of its right, title or interest in the Property;

(c)                                  neither Seller nor its agents or representatives shall permit any grading or excavations of the Property, or any removal of trees therefrom nor shall they construct any building improvements thereon during the term of this Agreement;

(d)                                 Seller shall cause the Property to be maintained in its present condition in compliance with applicable laws, ordinary wear and tear excepted; and

(e)                                  except as otherwise contemplated hereunder, neither Seller nor its agents or representatives shall perform any act or fail to perform any act not in the ordinary course of business as conducted on the Property as of the date hereof.

XVII.   WAIVER.

Either party shall have the right to waive any condition or contingency in this Agreement for the benefit of the party granting such waiver.  Any such waiver shall be in writing and shall be signed by the party waiving such condition or contingency.

XVIII.   CLOSING CONTINGENCIES.

Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding Purchaser’s election to exercise the Option and issuance of an Option Notice, Purchaser shall not be obligated to close hereunder unless:

(a)                                  Purchaser shall be able to obtain, at Purchaser’s expense, a standard owner’s title insurance policy (“Title Insurance Policy”) consistent with the Commitment required under the terms of this Agreement from the Title Company on the Closing date; and

(b)                                 Seller shall provide Purchaser the closing documents described above in Section V (b).

In the event that any one or more of the contingencies set forth in the preceding sentence shall not be satisfied or met by the Closing Date, Purchaser, at its option, may waive the satisfaction thereof, without Seller having liability to Purchaser by reason of Purchaser waiving the satisfaction thereof and proceed to Closing or terminate this Agreement, without liability to Seller, in which case, Seller shall promptly refund the Option Price (but not the interest earned on the Option Price).

XIX.   RISK OF LOSS.

The risk of loss or damage to the Property until the Closing shall be borne by Seller.

XX.   TIME IS OF ESSENCE.

Time is of the essence of this Agreement.

XXI.   SECTION 1031 EXCHANGE.

The parties agree that they shall cooperate with one another in the event either party wishes to make the transaction contemplated herein part of a tax deferred exchange under Section 1031 of the Internal Revenue Code, provided, however, that such cooperation shall not include:  (a) an extension of the Closing Date unless specifically agreed to by the other party; (b) the payment of any costs or expenses, or the assumption of any liability, by the other party; (c) any requirement that the other party enter into the chain of title to any real estate other than the Property to effectuate the exchange; (d) the assignment of Seller’s covenants, representations and warranties under this Agreement to any third party in a manner which releases the Seller or any assignee of Seller.  In addition, the party not requesting the exchange shall consent to the assignment of this Agreement from the requesting party to a qualified exchange intermediary in a form mutually agreed upon by Seller and Purchaser.  The party requesting the exchange shall indemnify and hold the other party, its directors, officers, employees and agents harmless from any liability (including attorneys fees and costs) arising out of the exchange.

XXII.   ENTIRE AGREEMENT.

This Agreement, together with the Exhibits hereto, represents the entire agreement and understanding of the parties hereto with reference to the transactions set forth herein, and no representations, warranties or covenants have been made in connection with this Agreement other than those expressly set forth herein and in the Exhibits. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement.  The Exhibits attached hereto are a part of this Agreement as if fully set forth herein.

XXIII.   MEMORANDUM.

Upon the request of Purchaser, Seller shall execute a recordable memorandum of this Agreement provided, however, Purchaser shall concurrently execute a recordable release of the Memorandum and deliver it to the Title Company together with such written instructions for holding and recording the release at the end of the Option Period as are mutually acceptable to the Title Company, Purchaser and Seller.

XXIV.  RULES OF CONSTRUCTION.

This Agreement shall be given a reasonable construction and no rule of construction against the Party who drafted or prepared this document shall be applied to this Agreement.

XXV.   DP TRADE AGREEMENT

IRE has, or may have, entered into a certain Real Estate Exchange Agreement (the “Exchange Agreement”) with DP Industrial L.L.C. (“DP”), pursuant to which, among other things, DP may take title to the Subject Property and IRE may take title to a portion of DP’s land consisting of approximately 81.3 acres (the “Alternative Ethanol Production Facility Land”).  In such event, IRE intends to use the Alternative Ethanol Production Facility Land as and for the Ethanol Production Facility and DP intends to use the Subject Property for industrial manufacturing, warehouse and distribution and related uses.  In the event that: (i) the City of Rochelle (the “City”) enters into an annexation agreement with DP relating to the Alternative Ethanol Production Facility Land and other land (the “DP Annexation Agreement”); and (ii) within the DP Annexation Agreement or any rider thereto DP agrees to be responsible for paying the costs of certain infrastructure improvements; and (iii) the City enters into an annexation agreement with IRE relating to the Subject Property (the “IRE Annexation Agreement”); and (iv) the Subject Property and the Alternative Ethanol Production Facility Land are annexed by the City; and (v) the Exchange Agreement closes within a reasonable time after the Subject Property and the Alternative Ethanol Production Facility Land are annexed by the City, then upon the occurrence of the foregoing events, the Seller agrees to:  (i) exchange the Subject Property for the Alternative Ethanol Production Facility Land pursuant to the terms of the Exchange Agreement meaning and intending to include, acceptance of the  subject to that certain first right of refusal given to DP in the Exchange Agreement; and (ii) grant to IRE an Option to Purchase the Alternative Ethanol Production Facility Land upon the same terms and conditions as are set forth within this Option Agreement, meaning and intending to include the right to purchase the Alternative Ethanol Production Facility Land in lieu of the Subject Property (the “IRE Alternative Ethanol Production Facility Land Option”); and (iii) if DP pays the Due Diligence Payment referred to in the Exchange Agreement (approximately $630,000.00) to IRE, then Seller shall have the right to receive from IRE the amount of  $16,121.19 per acre for 9.201 acres, that being the difference between the Subject Property acres of 90.288 acres and the Exchange Property of 81.087 acres, (the “Acreage Payment”)and IRE shall have the right to retain  the balance of the aforesaid Due Diligence Payment.  Notwithstanding anything contained in this Agreement to the contrary Seller’s agreement to trade the Subject Property for the Exchange Property is expressly conditioned upon Seller receiving Seller’s aforesaid share of the Due Diligence Payment.

XXVI.   ANNEXATION AGREEMENT

Seller acknowledges that the annexation agreement for the Subject Property, currently contemplated by Purchaser with respect to the Subject Property, includes: an obligation to convey and/or dedicate a 50’ right-of-way on Caron Road, a 25’ utility easement along Caron Road, the acreage for a railroad right-of-way to the Barth property, (which is subject to the City of Rochelle’s obligation to pay for the same at a price of $17,500.00 per acre), the 40’ roadway dedication on Steward Road, the 70’ additional property for the overpass, (which is subject to the City of Rochelle’s obligation to pay for the same at a price of $17,500.00 per acre) and the 30’ utility easement located north of the overpass property and north of Steward Road to the west line of the Barth property. Purchaser expressly agrees that no re-zoning annexation or other activities of Purchaser with respect to the Subject Property shall be binding on the Subject

Property, or Seller, unless Purchaser shall first waive all unfulfilled contingencies or conditions of this Agreement and proceed to Closing. Seller acknowledges that the Exchange Agreement and the related rider to the annexation agreement for the Exchange Property, currently contemplated by Purchaser with respect to the Exchange Property, includes: an agreement to dedicate the existing 40 foot right of way for Steward Road to Ogle County and a 25 to 30 foot easement for utilities to the City of Rochelle which utility easement shall be adjacent to and parallel with Steward Road.  In the event the Exchange Agreement Closes, and Seller becomes the Owner of the Alternative Ethanol Production Facility Land, then in that event, Seller agrees to dedicate the 40 foot right of way of Steward Road to Ogle County and a 25 to 30 foot easement for utilities to the City of Rochelle.

XXVII.   SELLER’S CLOSING COSTS

As additional consideration for Seller entering into this Agreement, Purchaser agrees to pay to Seller all closing costs which would otherwise be customarily incurred or paid by the Seller under this Agreement, Seller’s Purchase Options, the Exchange Agreement, and the Alternative Ethanol Production Facility Land Option including but not limited to, title insurance commitment or policy fees, title insurance company closing fees, escrow and exchange fees, surveys, transfer taxes, attorneys fees and recording fees.  Aforesaid payment for closing costs shall be made on the day of closing the respective agreements. At the Closing of Seller’s Purchase Options, Seller agrees to pay toward Purchasers attorney’s fees the sum of $60,000.00 which amount Purchaser agrees to reimburse Seller on the date of Closing this Agreement or on the date DP pays the Due Diligence Payment referred to in the Exchange Agreement, whichever date occurs first.

XXVIII.   LEASE

At or about the Closing of Sellers acquisition of the Subject Property or the Exchange Property, whichever the case may be, Seller will grant to Purchaser a Lease of the Subject Property or the Exchange Property, whichever the case may be, which lease shall contain a provision for rent in the amount of One Hundred Dollars ($100.00) and expire upon the expiration or termination of this Agreement or the IRE Alternative Ethanol Production Facility Land Option, whichever the case may be. The terms of the lease shall provide that all general real estate taxes accruing during period of the applicable Option, (even if the same are not then due) shall be paid by Purchaser when the same become due and payable, together with all other expenses normally incident to the ownership of real estate. IRE shall have the right to sublet the real estate for farming purposes which sublease shall terminate by its own terms on a date not later than March 1 in the calendar year this Agreement, or the IRE Alternative Ethanol Production Facility Land Option expires, whichever the case may be.  At all times during the existence of the Lease, IRE will provide Seller with evidence that there is in place a customary commercially reasonable Landlord Tenant liability insurance policy with reasonable limits of coverage and naming Seller as an insured.   The Lease shall provide that neither Purchaser, nor its agents or representatives, shall permit any grading or excavations of the Subject Property or the IRE Alternative Ethanol Production Facility Land, or any removal of trees nor shall they construct any building improvements thereon during the term of this Agreement and/or the Lease, unless Purchaser shall proceed to either Closing under this Agreement or Closing under the IRE Alternative Ethanol Production Facility Land Option, whichever the case may be.  The

Lease shall also provide, among other things, except to the extent attributable to the negligent acts or omissions of Seller, its directors, employees, agents and contractors IRE shall indemnify and hold harmless the Subject Property, and/or the IRE Alternative Ethanol Production Facility Land and Seller, its and their successors and assigns, from all claims, suits, threats of suit, loss, costs (including attorneys fees and costs of suit), injury (including personal injury), or damage or liens arising from possession of the Subject Property and /or the IRE Alternative Ethanol Production Facility Land. The Lease shall also provide that, in all events, Purchaser will keep the Subject Property and/or the IRE Alternative Ethanol Production Facility Land free and clear of all liens, claims and demands, including mechanic’s liens, in connection with work performed on the Subject Property and/or the IRE Alternative Ethanol Production Facility Land or any part thereof and materials provided in connection with such work, where such work was performed or contracted for or such materials were provided or contracted for on or before the Closing Date.

IN WITNESS WHEREOF, Purchaser has executed this Agreement as of the 2nd day of July, 2003 (the “Execution Date”).

PURCHASER:

ILLINOIS RIVER ENERGY, LLC

By:	/s/ Floyd Schultz

Floyd Schultz, authorized agent

This Agreement is agreed to and accepted by Seller this 2nd day of July 2003.

SELLER:

JAMES D. CARMICHAEL

/s/ James D. Carmichael

Prepared by:

Charles P. Cole, Jr.

Attorney at Law

P.O. Box 24

Rochelle, Il 61068

EXHIBIT A TO IRE/CARMICHAEL OPTION AGREEMENT

PART OF THE NORTHEAST QUARTER (NE1/4) OF THE NORTHEAST QUARTER (NE1/4) AND PART OF THE SOUTHEAST QUARTER (SE1/4) OF THE NORTHEAST QUARTER (NE1/4) OF SECTION THIRTY-ONE (31) AND PART OF THE NORTHWEST QUARTER (NW1/4) OF THE NORTHWEST QUARTER (NW1/4) AND PART OF THE SOUTHWEST QUARTER (SW1/4) OF THE NORTHWEST QUARTER (NW1/4) OF SECTION THIRTY-TWO (32), TOWNSHIP FORTY (40) NORTH, RANGE TWO (2) EAST OF THE THIRD (3RD) PRINCIPAL MERIDIAN, OGLE COUNTY, ILLINOIS, DESCRIBED AS FOLLOWS, TO WIT:

BEGINNING AT THE SOUTHWEST CORNER OF THE NORTHWEST QUARTER (NW1/4) OF SAID SECTION THIRTY-TWO (32); THENCE EASTERLY ALONG THE SOUTH LINE THEREOF, A DISTANCE OF 1330.53 FEET TO THE SOUTHEAST CORNER OF THE SOUTHWEST QUARTER (SW1/4) OF THE NORTHWEST QUARTER (NW1/4) OF SAID SECTION THIRTY-TWO (32); THENCE NORTHERLY, ALONG THE EAST LINE THEREOF AND ALONG THE EAST LINE OF THE NORTHWEST QUARTER (NW1/4) OF SAID NORTHWEST QUARTER (NW1/4) AT AN ANGLE OF 90 DEGREES 06 MINUTES 41 SECONDS AS MEASURED CLOCKWISE FROM THE LAST DESCRIBED COURSE, A DISTANCE OF 1826.40 FEET TO A POINT ON THE SOUTHERLY RIGHT OF WAY LINE OF F.A.I. ROUTE 88;  THENCE SOUTHWESTERLY ALONG SAID SOUTHERLY RIGHT OF WAY LINE, AT AN ANGLE OF 80 DEGREES 03 MINUTES 05 SECONDS AS MEASURED CLOCKWISE FROM THE LAST DESCRIBED COURSE, A DISTANCE OF 1158.87 FEET;  THENCE SOUTHWESTERLY ALONG SAID SOUTHERLY RIGHT OF WAY LINE, AT AN ANGLE OF 177 DEGREES 39 MINUTES 19 SECONDS AS MEASURED CLOCKWISE FROM THE LAST DESCRIBED COURSE, A DISTANCE OF 196.73 FEET TO A POINT ON THE EAST LINE OF THE NORTHEAST QUARTER (NE1/4) OF THE NORTHEAST QUARTER (NE1/4) OF SAID SECTION THIRTY-ONE (31);  THENCE SOUTHWESTERLY ALONG SAID SOUTHERLY RIGHT OF WAY LINE, AT AN ANGLE OF 179 DEGREES 57 MINUTES 48 SECONDS AS MEASURED CLOCKWISE FROM THE LAST DESCRIBED COURSE, A DISTANCE OF 403.72 FEET;  THENCE SOUTHWESTERLY ALONG SAID SOUTHERLY RIGHT OF WAY LINE, AT AN ANGLE OF 182 DEGREES 22 MINUTES 56 SECONDS AS MEASURED CLOCKWISE FROM THE LAST DESCRIBED COURSE, A DISTANCE OF 954.59 FEET TO A POINT ON THE EASTERLY RIGHT OF WAY LINE OF CARON ROAD;  THENCE SOUTHEASTERLY ALONG SAID EASTERLY RIGHT OF WAY LINE, AT AN ANGLE OF 81 DEGREES 28 MINUTES 16 SECONDS AS MEASURED CLOCKWISE FROM THE LAST DESCRIBED COURSE, A DISTANCE OF 699.97 FEET;  THENCE SOUTHEASTERLY, ALONG SAID EASTERLY RIGHT OF WAY LINE, BEING THE ARC OF A NON-TANGENTAL CURVE CONCAVE SOUTHWESTERLY HAVING A RADIUS OF 11589.16 FEET AND WHOSE CHORD FORMS AN ANGLE OF 181 DEGREES 31 MINUTES 20 SECONDS AS MEASURED CLOCKWISE FROM THE LAST DESCRIBED COURSE, AN ARC DISTANCE OF 614.53 FEET;  THENCE SOUTHEASTERLY ALONG SAID EASTERLY RIGHT OF WAY LINE, AT AN ANGLE OF 181 DEGREES 33 MINUTES 18 SECONDS AS MEASURED CLOCKWISE FROM THE LAST DESCRIBED CHORD, A DISTANCE OF 93.86 FEET TO A POINT ON THE SOUTH LINE OF THE SOUTHEAST QUARTER (SE1/4)

OF THE NORTHEAST QUARTER (NE1/4) OF SAID SECTION THIRTY-ONE (31);  THENCE EASTERLY, ALONG THE SOUTH LINE THEREOF, AT AN ANGLE OF 104 DEGREES 59 MINUTES 59 SECONDS AS MEASURED CLOCKWISE FROM THE LAST DESCRIBED COURSE, A DISTANCE OF 911.86 FEET TO THE POINT OF BEGINNING, CONTAINING 90.288 ACRES, MORE OR LESS.

EXHIBIT B

Title Exceptions

1.                                       Rights of the public, the State of Illinois, the County the Township and the Municipality, if any, in and to any part of the Premises taken or used or dedicated for roads or highways;

2.                                       Rights of way for drainage ditches, drain tiles, feeders, laterals and underground pipes, if any;

3.                                       Easements for Public Utilities,